Exhibit 16.1

February 1, 2008

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 14 of Hard Rock Hotel Holdings, LLC’s Form 10 dated December 20, 2007, and have the following comments:

1.	We agree with the statements made in the first and third sentence of the first paragraph and the first three sentences of the second paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph and the last sentence of the second paragraph.

Yours truly,

/s/ Deloitte & Touche LLP

Las Vegas, Nevada